PRESS RELEASE

CAPITAL REALTY INVESTORS-85 LIMITED PARTNERSHIP

("CRI-85")

CRI-85 ANNOUNCES SALE OF FINAL ASSET

Rockville, MD, December 22, 2005 ( C.R.I., Inc. ("CRI"), as managing general partner of CRI-85, is pleased to announce the sale of the final asset in which it held an interest, Paradise Foothills Apartments, located in Phoenix, Arizona.

The sale completes implementation of the Plan of Liquidation approved by CRI-85's investors pursuant to its December 30, 2002 consent solicitation. Net proceeds from the sale, along with the remaining cash assets of CRI-85, will be distributed to holders of record during 2006.

CRI is a real estate investment firm based in Rockville, Maryland. Its portfolio includes over 150 multi-family apartment complexes located throughout the United States. CRI-85 is a Maryland limited partnership.

Contact: Susan T. Backman

Vice President - Investment Communications

(301) 468-9200